Exhibit 99.1

FOR IMMEDIATE RELEASE

Mediware and Thoma Bravo Complete Merger

Stockholders approve merger valued at approximately $195 million.

LENEXA, KS (November 9, 2012) – Mediware Information Systems, Inc. (NASDAQ: MEDW), a leading provider of clinical software solutions, today announced that at a special meeting of shareholders of Mediware held on November 8, 2012, the Company's stockholders approved and adopted a previously announced merger agreement providing for the acquisition of Mediware by an affiliate of Thoma Bravo, LLC, a leading private equity firm.  The transaction is valued at approximately $195 million and was completed today.

"We are pleased with the outcome of yesterday’s stockholder vote and believe that the transaction with Thoma Bravo is in the best interests of our stockholders as well as the long-term future of the Company," said Thomas Mann, Mediware’s president and chief executive officer. "The acquisition price provides our stockholders an attractive premium on their investments and, through Thoma Bravo, Mediware has access to additional resources that will help us continue the growth we have experienced over the past five years. We expect a seamless transition process and look forward to partnering with Thoma Bravo."

“Mediware is an accomplished company providing best-in-class and cost effective software systems for the healthcare community,” said Scott Crabill, a managing partner at Thoma Bravo. “Thoma Bravo has a proven track record working with existing management and growing companies through its buy and build strategy. This acquisition marks the 26th platform company investment for Thoma Bravo in the software industry.”

 “Thoma Bravo is excited to partner with Mediware’s existing management team to expand the company’s leadership position in the markets it serves,” said Seth Boro, a partner at Thoma Bravo. “Mediware is uniquely positioned for growth, and we look forward to building on the company’s reputation for first-class products, strategic acquisitions, and strong customer service.”

Under the terms of the merger agreement, Mediware stockholders will receive $22 in cash for each share of Mediware common stock held.  Letters of transmittal allowing Mediware stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed promptly. Stockholders who hold shares through a bank or broker should contact their bank or broker to determine what, if any, steps they need to take in order to receive the cash merger consideration for the shares they beneficially own.

With the closing of the transaction, Mediware’s common shares will cease to trade on NASDAQ and will be delisted.

William Blair & Company, L.L.C. served as exclusive financial advisor to Mediware and provided a fairness opinion to the Company’s board of directors. Herrick, Feinstein LLP provided legal counsel to Mediware. Kirkland & Ellis LLP provided legal counsel to Thoma Bravo, LLC.

About Mediware
Mediware delivers interoperable, best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; cell therapy solutions for cord blood banks, cancer treatment centers and research facilities; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

About Thoma Bravo, LLC
Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm has continued to apply the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo invests across multiple industries, with a particular focus in enterprise and infrastructure software and financial and business services, and works in partnership with management to implement its operating and consolidation expertise to build long-term value. The firm currently manages a series of private equity funds representing almost $4 billion of equity commitments.  In software, Thoma Bravo has completed 54 add-on acquisitions across 26 platform companies with total annual earnings of approximately $1 billion.  For more information, visit www.thomabravo.com.

For More Information:

Mediware Media Relations Contact:
John Van Blaricum
Mediware
913.307.1070
John.VanBlaricum@mediware.com

Thoma Bravo Media Relations Contact:
Amber Roberts
LANE PR
212.302.5964
Amber@lanepr.com

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of Mediware to be materially different from any future results expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to those disclosed in Mediware’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Mediware does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. Mediware regularly posts important information to the investor relations section of its website.